UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): January 24, 2011

CAVICO CORP.

(Exact name of registrant as specified in charter)

Delaware	0-52870	20-4863704
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

17011 Beach Blvd., Suite 1230,
          Huntington Beach, California             92647
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (714) 843-5456

Copies to:

Gregory Sichenzia, Esq.
Peter DiChiara, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On January 24, 2011, Cavico Corp. (the “Company”) announced that Philip C. Bolles was appointed Chief Financial Officer.  Mr. Bolles will serve as the Company’s Principal Financial Officer. Mr. Bolles had been an independent director since November 2009 and a member of the audit committee of the Company.  Upon his appointment as Chief Financial Officer, he resigned as a member of the Company’s Board of Directors.

Mr. Bolles will replace June Kim, who resigned as the Company's Chief Financial Officer for personal reasons unrelated to the Company. Ms. Kim will continue to serve the Company as a consultant, her role at Cavico prior to being appointed CFO.

Prior to accepting the position of Chief Financial Officer, Mr. Bolles was a managing consultant at the San Diego-based Global Commercial Strategies Group, where he provided SEC and GAAP financial reporting advisory and compliance services to public companies in the software development, construction, and pharmaceutical industries. From 2007 to 2008, he also served as CFO of Retail Pro, Inc., a retail software company based in La Jolla, California, where he corrected previous financial reporting compliance issues and significantly improved cash flow from operations. From 1989 to 1992, he was Executive Director and CFO of William R. Kennedy & Associates, a consulting firm serving international clients. He graduated with honors from the University of San Diego with a Bachelor of Science degree in Accounting and was licensed as a Certified Public Accountant in California.

The Company entered into a one-year Employment Agreement with Mr. Bolles.  Pursuant to the terms of the Employment Agreement, Mr. Bolles will receive  (a) a cash salary of US$ 170,000 per year and (b) 2,250 shares of the Company’s unregistered, restricted common stock each month.

(d)           Leonard Hecht was appointed as a member of  the Company’s independent Board of Directors to fill a vacancy due to the resignation of Mr. Bolles.  His appointment was effective immediately. The Board of Directors has appointed Mr. Hecht to serve on the Audit Committee and the Compensation Committee.

Mr. Hecht joins the Company with over 45 years of management experience, primarily in turnarounds, acquisitions and divestitures, strategic planning and general management consulting. Mr. Hecht has served as the Founder and President of Chrysalis Capital Group, an investment banking firm specializing in mergers and acquisitions, private placements of debt and equity securities, and strategic partnering since 1994. Prior to forming Chrysalis Capital Group, Mr. Hecht served as a Managing Director of Houlihan Lokey Howard & Zukin in the Technology Assessment Group from 1987 to 1993. Prior thereto, Mr. Hecht held various executive level positions with Quantech Electronics Corp., The Donalen Group, Inc. and Xerox Development Corporation. Mr. Hecht received his B.B.A. from City College of New York and attended New York University, School of Law.

Prior to his appointment as a member of the Company’s  independent Board of Directors, Mr. Hecht did not have any material relationship with the Company and there are not any arrangements or understandings between Mr. Hecht or any other persons pursuant to which Mr. Hecht was appointed as a director.  Mr. Hecht does not have any family relationships with any of the Company’s other directors or executive officers.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits.

10.14    Employment Agreement between the Company and Philip Bolles
99.1      Press Release of Cavico Corp. dated January 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVICO CORP.

Date: January 26, 2011	By:	/s/ Timothy Dac Pham
Name: Timothy Dac Pham
Vice President